Exhibit 4.5(a)

EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT dated as of April 30, 2008 to the CREDIT AGREEMENT dated as of December 20, 2007 (the “Credit Agreement”) among LYONDELL CHEMICAL COMPANY (which is the surviving entity following its merger with BIL ACQUISITION HOLDINGS LIMITED), a Delaware corporation, EQUISTAR CHEMICALS, LP, a Delaware limited partnership, HOUSTON REFINING LP, a Delaware limited partnership, BASELL USA INC., a Delaware corporation, and the Subsidiaries of LYONDELLBASELL INDUSTRIES AF S.C.A. (formerly known as BASELL AF S.C.A.) from time to time party thereto as Borrowers; the LENDERS party thereto and CITIBANK, N.A., as Administrative Agent, Co-Collateral Agent and Fronting Bank.

The parties hereto agree as follows:

SECTION 1 .  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

SECTION 2 .  Amendment to Available Inventory.  The figure “$100,000,000” appearing in clause (ii) of the proviso to the definition of Available Inventory in Section 1.01 of the Credit Agreement is changed to “$250,000,000.”

SECTION 3 .  Lyondell Collateral.  If as contemplated by Section 1.05 of the Credit Agreement, Lyondell exercises its election to satisfy the Collateral Requirement as to itself, the Borrowers may, at any time on or after the date such election becomes effective in accordance with Section 1.05 of the Credit Agreement and prior to the next scheduled delivery of a Borrowing Base Certificate pursuant to Section 5.12 of the Credit Agreement, deliver an updated Borrowing Base Certificate reflecting such effectiveness, and such updated Borrowing Base Certificate shall be deemed to have been delivered pursuant to Section 5.12 of the Credit Agreement for purposes of determination of the Borrowing Base.

SECTION 4 .  Accordion Increase.  The figure “$600,000,000” appearing in Section 2.21(c) of the Credit Agreement is changed to “$1,100,000,000.”

SECTION 5 .  Amendment To Indebtedness Limitation.  The phrase “(i) $750,000,000 and (ii) 3% of Consolidated Net Tangible Assets” appearing in Section 6.03(l) of the Credit Agreement is changed to “(i) $1,000,000,000 and (ii) 4% of Consolidated Net Tangible Assets.”

SECTION 6 .  Technical Corrections.  The Credit Agreement is further amended as follows:

(a) Clause (2)(g) of the definition of Consolidated EBITDA is redesignated clause (3), the reference to “clause (i)” therein is changed to “clause (3)”, the “and” at the end of clause (2)(f) is deleted, and the following new clause (2)(g) is added:

(g) nonrecurring costs and expenses paid that are related to any expense or cost reductions that have occurred or are associated with the good faith projected cost savings described in clause (3) below; and

(b) The definition of Restricted Subsidiary is amended to read as follows:

“Restricted Subsidiary” shall mean any Subsidiary which is a “Restricted Subsidiary” as defined in the Senior Facility Credit Agreement.

(c) The phrase “Consolidated Fixed Charge Coverage Ratio required by” in Section 6.02(g)(C)(iii) is amended to read “First Lien Senior Secured Leverage Ratio (as defined in the Senior Facility Credit Agreement) and the Consolidated Debt Service Ratio required by Section 7.11 of.”

(d) Section 6.03(g) is amended by the addition of the phrase “the Senior Facility Credit Agreement,” immediately preceding the reference to “the Senior Second Lien Debt.”

(e) The phrase “Permitted Acquisition” in Section 6.03(r) is changed to “an acquisition.”

(f) The reference to “the Company or any Guarantor” in Section 6.03(s)(i) is changed to “a Restricted Party.”

(g) The text of Section 6.03(t) is deleted, and “[Reserved]” is substituted therefor.

(h) The phrase “such merger, consolidation or amalgamation involves a Borrower and” is added to Section 6.04(d)(ii) immediately following the word “if.”

(i) Section 6.05(j)(ii) is amended as follows:

(x)  the words “provided hereunder” are added immediately following the phrase “most recent balance sheet,”

(y)  the phrase “such Restricted Party” is changed to “the Company or a Restricted Subsidiary” and

(z)  the phrase “each Restricted Party” is changed to “the Company and all of the Restricted Subsidiaries.”

(j) the figure “$25,000,000” is added to Section 6.06(m) immediately following “(x).”

(k) The phrase “, any Permanent Financing or any Permitted Refinancing thereof” is added to Section 6.09(xi) immediately following the phrase “the Senior Second Lien Debt Documentation and the phrase “Securitization Transactions” in Section 6.09(xi) is changed to “under any Receivables Financings (including Securitization Transactions)”.

(l) The phrase “Indebtedness other than the” in Section 6.13(a) is deleted.

SECTION 7 .  Correction Of Typographical And Similar Errors.  The Credit Agreement is further amended as follows:

(a) The cross-reference to “Section 6.02(n)” appearing in Section 6.01(l) is changed to “Section 6.02(o).”

(b) An open parenthesis (“(”) is inserted immediately before the phrase “or proceeds” in Section 6.01(aa)(a).

(c) The cross reference to “Schedule 7.02(e)” appearing in Section 6.02(e) is changed to “Schedule 6.02(e).”

(d) The phrase “Senior Facility Agreement” appearing in Section 6.02(k) is changed to “Senior Facility Credit Agreement.”

(e) The word “though” in Section 6.02(o) is changed to “through.”

(f) The phrase “Senior Facility Agreement” in Section 6.03(g) is changed to “Senior Facility Credit Agreement.”

(g) The word “form” in Section 6.03(w) is changed to “from.”

(h) The phrase “and (i)” appearing in the proviso to Section 6.05 is deleted.

(i) The cross reference to “Section 7.13(a)(iv)” appearing in Section 6.13(a) is changed to “Section 7.13(a)(v).”

(j) The cross reference to “Section 7.01(n)” appearing in Section 10.02(b)(v) is changed to “Section 7.01(o).”

(k)           The phrase “10⅝% Senior Unsecured Notes due 2008 of Equistar, the 10 1/8% Senior Unsecured Notes due 2011 of Equistar” in the definition of “Existing Notes” in Section 1.01 is changed to “10 1/8% Senior Unsecured Notes due 2008 of Equistar, the 10⅝% Senior Unsecured Notes due 2011 of Equistar.”

SECTION 8 .  Representations of Borrowers.  The Borrowers represent and warrant that (i) the representations and warranties of the Borrowers set forth in Article 3 of the Credit Agreement are true in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (which representations and warranties were true and correct in all material respects on and as of such earlier date) and (ii) no Default has occurred and is continuing on the date hereof.

SECTION 9 .  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10 .  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 11 .  Effectiveness.  The amendments of the Credit Agreement pursuant to this Amendment shall become effective on the date when the Administrative Agent shall have received counterparts hereof signed by the Borrowers' Agent on behalf of the Borrowers and by (i) with respect to Section 2 hereof, Lenders having Credit Exposures in an aggregate amount of not less than 66 2/3% of the aggregate amount of all Credit Exposures, (ii)  with respect to Sections 3, 4, 5 and 6 hereof, Lenders comprising the Required Lenders and (iii) with respect to Section 7 hereof, the Administrative Agent (or, in the case of any of the foregoing parties as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

(NY) 05491/013/CA.AMEND/amend.1.doc

IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the date first above written.

LYONDELL CHEMICAL COMPANY, as Borrowers’ Agent on behalf of the Borrowers
By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

[Amendment No.1 to Credit Agreement]

CITIBANK, N.A., as Administrative Agent
By:	/s/ David Jaffe
Name: David Jaffe
Title: Director/Vice President

[Amendment No.1 to Credit Agreement]

ABN AMRO Bank, N.V.
By:	/s/ Erwin De Jong /s/ Marko Reizer
Name: Erwin De Jong Marko Reizer
Title: E.D. A.D.

[Amendment No.1 to Credit Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P.
By:	/s/ Bruce H. Mendelsohn
Name: Bruce H. Mendelsohn
Title: Authorized Signatory

[Amendment No.1 to Credit Agreement]

MERRILL LYNCH CAPITAL CORP.
By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Vice President

[Amendment No.1 to Credit Agreement]

UBS LOAN FINANCE LLC
By:	/s/ Mary E. Evans /s/ Irja R. Otsa
Name: Mary E. Evans Irja R. Otsa
Title: Associate Director Associate Director

[Amendment No.1 to Credit Agreement]